UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 14, 2005

Newell Rubbermaid Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169

(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 B Glenlake Parkway, Suite 600,
Atlanta, Georgia
(Address of principal executive offices)
Registrant’s telephone number, including area code: 770-407-3800
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 14, 2005, Newell Rubbermaid Inc. (the “Company”) entered into a $750.0 million syndicated revolving credit facility (the “Revolver”) pursuant to a five-year credit agreement. The Revolver replaces the Company’s $650.0 million Five-year Syndicated Revolving Credit Facility that was scheduled to expire in June 2007.
     In lieu of borrowings under the Revolver, the Company may issue up to $750.0 million of commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. The Revolver also provides for the issuance of up to $100.0 million of letters of credit for the account of the Company so long as there is a sufficient amount available for borrowing under the Revolver.
     The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio ratios, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. The Company may request extension of the Revolver (subject to lender approval) for additional one-year periods.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1 Credit Agreement dated as of November 14, 2005 by and among Newell Rubbermaid Inc., JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, Bank of America, N.A., Barclays Bank PLC, BNP Paribas and Citicorp USA, Inc., as co-syndication agents, and each of the lenders signatory thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.

	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Date: November 16, 2005		Title: Vice President – General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1
Credit Agreement dated as of November 14, 2005 by and among Newell Rubbermaid Inc., JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, Bank of America, N.A., Barclays Bank PLC, BNP Paribas and Citicorp USA, Inc., as co-syndication agents, and each of the lenders signatory thereto.